Exhibit 10.32

REGULATORY AND STRATEGIC ADVISOR CONSULTANCY AGREEMENT

THIS Consultancy Agreement (the “Agreement”) is entered into by and between Lightlake Therapeutics Inc., a Nevada corporation (the “Company”), and Mary Pendergast (the “Advisor”), effective as of September 1, 2015 (the “Effective Date”).

WHEREAS, the Company desires to compensate the Advisor for past services rendered to the Company;

WHEREAS, the Company desires to secure the experience, abilities, and services of the Advisor by engaging the Advisor, upon the terms and conditions specified herein; and

WHEREAS, the Advisor desires to (i) accept such engagement and provide the Services (as defined below) as an independent contractor, and (ii) enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	COMPENSATION FOR PAST SERVICES RENDERED

(a)          The Company acknowledges that the Advisor has played an important role in progressing the Company, including the Company’s opioid overdose reversal product (the “Product”).

(b)          In addition to any prior compensation previously received by the Advisor from the Company, the Company hereby agrees to provide the Advisor with the following additional compensation for the services already rendered:

(1)	$50,000 (the “Current Cash Compensation”);

(2)	10,000 shares of common stock of the Company (the “Current Stock Compensation”);

(3)	$285,000 to be paid in accordance and subject to the terms and conditions herein related to Milestone Event #1 (as defined below);

(4)	$250,000 to be paid in accordance and subject to the terms and conditions herein related to Milestone Event #2 (as defined below); and

(5)	A total of one percent (1%) of the Net Profit (as defined below) that the Company receives from Adapt Pharma Operations Limited (“Adapt”) with respect to the Product, excluding any amounts received by the Company from Adapt with respect to Milestone Event #1 and Milestone Event #2 referenced in this Agreement (the “Past Services Net Profit Compensation”).

All cash compensation that is or will be due to the Advisor shall be wired by the Company to the Advisor pursuant to the following wire instructions:

Capital One Bank

ABA:  25507181

Swift code: HIBKUS44

Account number: 1574304780

The Current Cash Compensation shall be paid by the Company to the Advisor within thirty (30) business days of the Effective Date.

The Company shall provide its transfer agent with instructions to issue such amount of common stock comprising the Current Stock Compensation to the Advisor within forty (40) business days of the Effective Date.

Milestone Event #1 shall occur upon the occurrence of both: (A) the first receipt of notice by Adapt of approval of the Product by the U.S. Food and Drug Administration (“FDA”), and (B) the receipt by the Company from Adapt of the maximum milestone payment with respect to Adapt’s first receipt of notice of approval of the Product by the FDA set forth in its license agreement with Adapt (the “License Agreement”). Notwithstanding the foregoing, in the event such milestone payment made by Adapt to the Company is less than the maximum milestone payment set forth in the License Agreement, such $285,000 amount to be paid by the Company to the Advisor shall be reduced pro rata based on the proportion of the maximum milestone payment paid to the Company by Adapt. Upon the occurrence of Milestone Event #1, $285,000 or such relevant pro rata amount, if applicable, shall be paid by the Company to the Advisor within fifteen (15) business days of receipt by the Company of the aforementioned milestone payment from Adapt.

Milestone Event #2 shall occur upon the occurrence of both: (A) the First Commercial Sale of a Product in the United States (as defined in the License Agreement), and (B) the receipt by the Company from Adapt of the maximum milestone payment with respect to Adapt’s First Commercial Sale of a Product in the United States (as defined in the License Agreement) set forth in the License Agreement with Adapt. Notwithstanding the foregoing, in the event such milestone payment made by Adapt to the Company is less than the maximum milestone payment set forth in the License Agreement, such $250,000 amount to be paid to the Advisor shall be reduced pro rata based on the proportion of the maximum milestone payment paid to the Company by Adapt. Upon the occurrence of Milestone Event #2, $250,000 or such relevant pro rata amount, if applicable, shall be paid by the Company to the Advisor within eighty (80) business days of receipt by the Company of the aforementioned milestone payment from Adapt.

The Past Services Net Profit Compensation, to the extent there is Past Services Net Profit Compensation, shall be paid by the Company to the Advisor subsequent to the end of each calendar quarter and subsequent to the date upon which calculations of net profits are determined for the investors in interests in the Product.

(c)          It is hereby agreed by the Company and the Advisor that, other than as set forth above, no other amounts of compensation for services rendered are due from the Company to the Advisor or will be due from the Company to the Advisor based on any past agreements or understandings, and the Advisor is confirming this to be the case.

2.	services TO BE RENDERED

(a)          Subject to the terms and conditions set forth in this Agreement, the Company agrees to engage the Advisor and the Advisor agrees to be engaged by the Company.

Services. The Advisor shall be responsible for focusing on the Company’s addiction and treatment platform by using her FDA and pharmaceutical industry expertise, insight, and experience, and leveraging her investor network if deemed appropriate for capital raising, The Advisor also shall be responsible for engaging and introducing to the Company appropriate professionals to assist in accelerating the Company’s development program, clarifying the relevant endpoints and study designs, and support communications with the FDA and other governmental and regulatory groups and agencies, and the Advisor shall perform any other relevant work reasonably requested by the Company (the “Services”). The Advisor shall provide the Company with an average of approximately one (1) day of time per month to perform the Services, unless the Company reasonably requests additional time per month, in which case additional time shall be provided by the Advisor to the Company (the “Monthly Services”). During the Term (as defined below) and during the Advisor’s providing of the Services, the Advisor shall comply with all Company policies and procedures, and all requirements, recommendations or regulations, as amended from time to time, of the Securities and Exchange Commission, the Financial Industry Regulatory Authority, and any other regulatory authorities

3.	COMPENSATION FOR SERVICES TO BE RENDERED

During the Term (as defined below) of this Agreement, so long as the Advisor is providing the Services and the Monthly Services to the Company, the Advisor shall receive the following compensation (collectively, the “Monthly Services Compensation”):

(1)	$3,000 per month (the “Monthly Cash Compensation”);

(2)	A total of one-half of one percent (0.5%) of the Net Profit (as defined below) that the Company receives from Adapt with respect to the Product, excluding any amounts received by the Company from Adapt with respect to Milestone Event #1 and Milestone Event #2 referenced in this Agreement (the “Monthly Services Net Profit Compensation”); and

(3)	So long as the Advisor does not terminate this Agreement, a total of one percent (1%) of any amounts received by the Company from Adapt with respect to first milestone payments for achieving Regulatory Milestones (as defined in the License Agreement and as may be adjusted pursuant to the License Agreement), including Milestone Event #1 and Milestone Event #2 referenced in this Agreement, received by the Company from Adapt pursuant to the License Agreement (the “Monthly Services Milestone Payment Compensation”).

“Net Profit” shall mean any pre-tax revenue received by the Company from Adapt that was derived from the sale of the Product less any and all expenses incurred by and payments made by the Company in connection with the Product, including but not limited to an allocation of Company overhead based on the proportionate time, expenses and resources devoted by the Company to Product-related activities, which allocation shall be determined in good faith by the Company. The Company shall provide the Advisor with financial information similar to or the same as the information provided to the investors in interests in the Product. The Company shall not be required.to provide the Advisor with any audits related to Net Profit.

During the Term (as defined below) of this Agreement, so long as the Advisor is providing the Services to the Company the Monthly Services Net Profit Compensation, to the extent there is Monthly Net Profit Compensation for the relevant month during which the Services are provided, shall be paid by the Company to the Advisor subsequent to the end of each calendar quarter and subsequent to the date upon which calculations of net profits are determined for the investors in interests in the Product.

During the Term (as defined below) of this Agreement, so long as the Advisor is providing the Services and the Monthly Services to the Company the Monthly Cash Compensation shall be paid by the Company to the Advisor within ten (10) business of the first calendar day of each month during which Monthly Services are to be provided. The Company may prepay multiple months of Monthly Cash Compensation. If the Company prepays multiple months of Monthly Cash Compensation, then in the event of termination of this Agreement the Advisor shall reimburse the Company any such prepaid amounts for months subsequent to the month during which such termination occurred.

So long as the Advisor does not terminate this Agreement, the Monthly Services Milestone Payment Compensation shall be paid within thirty (30) business days of receipt by the Company from Adapt of the relevant first milestone payment with respect to Regulatory Milestones (as defined in the License Agreement and as may be adjusted pursuant to the License Agreement).

(c)          Expenses. The Company shall reimburse the Advisor for all reasonable expenses actually incurred or paid by the Advisor in the Advisor’s performance of services hereunder upon the presentation of expense statements, receipts, and/or such other supporting information as the Company may reasonably require of the Advisor. Advisor must receive prior email approval before incurring any single expense of greater than $500.00 or multiple expenses greater than $1,000.00 incurred over a twenty four (24) hour period. For requested air travel, the Company will reimburse the Advisor in respect of expenditure class in “Business Class” so long as the cost of such class is reasonable.

(d)          Taxes and Regulations. The Company will not be responsible for withholding or paying any income, VAT, payroll, Social Security, or other federal, state, or local taxes in the U.S. or any other jurisdiction, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on the Advisor’s behalf. The Advisor shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

(e)          Insurance. The Advisor accepts the risks associated with being in business on her own account and will maintain adequate business insurances at her own cost.

4.	TERM

(a)          The term will commence on September 1, 2015 and run on a month-to-month basis, until terminated pursuant to this Section 4 (the “Term”).

(b)          This Agreement may be terminated at any time by the Company effective immediately by written or email notice by the Company, if the Advisor:

(1)         Commits any serious breach, or repeat (after previous written warning, which warning may be provided via email) of any breach, or is guilty of a continuing breach of any of the terms of this Agreement; or

(2)         Is guilty of any serious misconduct or willful neglect in the discharge of the Advisor’s obligations under this Agreement; or

(3)         Is declared bankrupt; or

(4)         Is convicted of any criminal offense (except minor traffic violations), which the Board of Directors of the Company (the “Board”) reasonably believes materially and/or adversely affects the Advisor’s ability to continue; or

(5)         Is convicted of any offense relating to insider dealing or any serious breach of any of the laws or regulations, as determined by the Board; or

(6)         Is the subject of, or cause the Company to be the subject of, a serious penalty or reprimand imposed by any regulatory authority by which the Company is governed or to which its activities are subject; or

(7)         Engages in any act of moral turpitude, including, but not limited to, an act of dishonesty, theft, or misappropriation of Company property, insubordination, or any act injuring, abusing, or endangering others, as determined by the Board.

(c)          In the event that the Advisor seeks to terminate this Agreement for any reason, the Advisor shall provide the Company with email or written notice thirty (30) days in advance of such termination and such termination shall be effective at the end of the following calendar month and the Services and Monthly Services obligations under this Agreement shall terminate on the last day of such calendar month.

(d)          In the event that the Company seeks to terminate this Agreement for any reason not set forth above in (b), the Company shall provide the Advisor with email or written notice thirty (30) days in advance of such termination and such termination shall be effective at the end of the following calendar month and the Services and Monthly Services obligations under this Agreement shall terminate on the last day of such calendar month.

(e)          In the event of termination pursuant to this Section, the Company shall not be obligated to pay any further compensation to the Advisor except such cash compensation to which the Advisor is entitled through the date of such relevant termination and any payments due based on prior services that have been performed by the Advisor.

5.	CONFIDENTIAL INFORMATION

(a) During the course of the Advisor’s engagement, from time to time, the Advisor is likely to obtain knowledge of trade secrets and other confidential information with regard to the business and financial affairs of the Company and its subsidiaries, whether currently existing or not, (together the “Group”) and its customers’ and suppliers’ details, and the Advisor has obtained such information while rendering past services to the Company (collectively, the “Confidential Information”). Accordingly, the Advisor shall not (except in the proper course of her duties hereunder) during the Term, and at any time thereafter (such obligation continuing indefinitely), divulge any Confidential Information to any person, firm, corporation, or entity whomsoever other than as required by law or legal or similar proceedings, or as required to conduct the duties and responsibilities set forth in this Agreement. The Advisor shall use her best endeavors to prevent the unauthorized publication or disclosure of Confidential Information, and shall not use for her own purposes, or for any purposes other than those of the Company Confidential Information (which have come to the Advisor’s knowledge while rendering past services to the Company and that may come to the Advisor’s knowledge during or in the course of the engagement hereunder or the Advisor’s engagement with any subsidiary of the Company). Such Confidential Information shall, without limitation, be deemed to include the following:

(1)         Any knowledge or information relating to any trade secret, process, invention, or concerning the business or finances of the Group or any dealings relating thereto;

(2)         Transactions or affairs of any of the Group, or of any officers, directors, shareholders, or employees of the Group, or any other information of a confidential character (including such information belonging to or relating to any third party);

(3)         Any information concerning the structure and format of the Group’s products, promotions, and services;

(4)         Any confidential business methods of the Group;

(5)         Any confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or customers of the Group;

(6)         Any confidential client or customer lists of the Group; and

(7)         Any document or data of the Group marked confidential or which the Advisor might reasonably expect to be of a confidential nature.

(b)          All articles, notes, sketches, computer programs, plans, memoranda, records, and any other documents (whether in hard or electronic form) or copies thereof provided to, created or used by the Advisor in relation to any Confidential Information shall be and remain the property of the Company, or the relevant subsidiary of the Company, and shall be delivered together with all copies thereof, to the Company or as it shall direct from time-to-time, on demand or immediately when this Agreement is terminated.

(c)          The obligations in this Section 5 shall not apply to information that is in the public domain other than by reason of breach of this Section 5.

(d)          The Advisor’s obligations under this Section 5 shall, with respect to each subsidiary of the Company, whether currently existing or not, constitute a separate and distinct covenant in respect of which the Advisor hereby covenant with the Company as trustee for each such other company.

(e)          Each of the sub-paragraphs of this Section 5 shall be separate, distinct, and severable from each other. In the event that any of the sub-paragraphs is held void but would be valid if any part of the wording thereof were deleted, such restriction shall apply with such deletions as may be necessary to make it valid and effective.

6.	Indemnification and Choice of Law

(a)          The Company and the Advisor each agrees to release, indemnify and hold harmless the other party from and against any third party claims for any loss, damages, liability, costs, or expenses, including reasonable attorney fees, arising from or relating to any negligence, wrongful acts or omissions by the other party or their respective officers, directors or employees.

(b)          This Agreement shall be governed by and construed in accordance with the laws of the U.S., and specifically the laws of the state of New York. Should a dispute arise, both parties shall subject themselves to exclusive jurisdiction of the courts of the state of New York.

(c)          This Agreement may be executed in counterparts, each of which shall constitute an original but together shall constitute one and the same Agreement. The Company and the Advisor further agree that such counterparts may be executed in multiple counterparts and by facsimile signature or by email of a PDF document, each of which shall be deemed an original and all of which together shall constitute one instrument. The Company and the Advisor agree that it shall not be necessary for any such party to provide original signature pages of the other as a condition of enforcing this Agreement.

This Agreement constitutes the entire understanding between the Company and the Advisor relating to its subject matter, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. No waiver by the Company or the Advisor of any breach by the other party of any term, provision or condition of this Agreement, to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement may not be modified or amended except in writing signed by the Company and the Advisor. Both the Company and the Advisor agree that this Agreement has been jointly prepared, and that no claim may be asserted by any party that any ambiguity in this Agreement may be construed against any one party. All written and email notices, consents, and communications shall be provided by one party to the other using the contact information set forth under each party’s signature line. A party may change such information by providing email or written notice to the other party of any such change.

IN WITNESS WHEREOF, the Company and the Advisor have executed this Agreement in multiple originals to be effective as set out above.

Lightlake Therapeutics Inc.		Mary Pendergast

By:	/s/ Kevin Pollack	By:	/s/ Mary Pendergast

Name: Kevin Pollack	Address:
Title: CFO and Director
Address: 445 Park Avenue, New York, NY 10022	Email:
Email: roger.crystal@lightlaketherapeutics.com and kevin.pollack@lightlaketherapeutics.com	Tax ID: Phone:
Phone: 212-829-5546